Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. PROVIDES UPDATE ON IMPACT OF CORONAVIRUS; WITHDRAWS FULL-YEAR 2020 BUSINESS OUTLOOK

NASHVILLE, Tenn. – (March 8, 2020) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today provided the following update on the impact of the COVID-19 virus:

Colin Reed, Chairman and Chief Executive Officer of the Company, said, “We have been closely monitoring the impact of COVID-19. We, along with our hotel manager, Marriott, remain in close contact with local and national health authorities and have elevated the cleaning and sanitation procedures at our properties.

“During the investor conferences the Company attended early last week, we indicated that our hospitality business had incurred approximately 14,000 cancelled net room nights which we believed were attributable to COVID-19. During the course of the last week, our hospitality business has witnessed an increase in group room night attrition and cancellations which we believe also are attributable to COVID-19. For the week ended March 7, 2020, our hospitality business experienced total attrition and cancellations of approximately 77,000 net room nights (which is inclusive of the 14,000 net room nights described above), representing approximately $40 million of revenue. Approximately 75% of this impact is for March 2020 and approximately 25% is for April 2020.

“Our group-centric business model, in which approximately 70% of total room nights occupied in any given year is in the form of contracted group business, provides a measure of profitability protection in the face of increased levels of attrition and cancellation. In this regard, the estimated amount of attrition and cancellation fees owed to the Company for the attrited/cancelled groups is approximately $19 million. Several groups who have cancelled their event have expressed a desire to rebook their event later this year at one of our hotel properties. In addition, we are working with Marriott to implement cost containment strategies at each of our properties to reduce operating expenses in light of the short-term revenue losses we are experiencing.

“To put these attrition and cancellation figures in context, the typical volume of attrition and cancellations in the first quarter of a given year (based on a three-year average and excluding the Gaylord Rockies) is approximately 18,000 net room nights. In addition, the volume of attrition and cancellations in the first quarter of 2009 during the height of the global financial crisis, the highest quarterly level in our history, was approximately 122,000 net room nights, and for full year 2009 the total volume of attrition and cancellation was approximately 250,000 net room nights.

“While the Company currently maintains a strong level of contracted group bookings for the May to December period, and the levels of attrition and cancellation incurred to date would not result in our failure to achieve our previously provided full-year Total RevPAR and Hospitality Adjusted EBITDAre guidance, the recent pace of cancellation activity associated with COVID-19 creates a great deal of uncertainty regarding our operating performance for the remainder of 2020. Therefore, the Company is not able to accurately assess the potential impact on its full-year operating results. Given this rapidly evolving environment, the Company’s full business performance outlook for 2020 previously provided on February 25, 2020 is withdrawn, and investors should no longer rely upon this guidance.

“While current uncertainty has resulted in some meeting planners altering their commitments in the short term, we have seen little to no change in our hospitality segment’s leisure business or in the volume of business at our entertainment segment’s venues to date.

Mr. Reed concluded, “We intend to provide periodic updates on the impact of COVID-19 based on the information available to us at that time.”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

*The Company is the sole owner of Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the anticipated impact of the COVID-19 outbreak on travel, transient and group demand, the anticipated impact of such outbreak on our results of operations, the amount of cancellation and attrition fees and cost containment efforts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 outbreak, including on the demand for travel, transient and group business (including government-imposed travel or meeting restrictions), and levels of consumer confidence in the safety of travel as a result of the outbreak; the length of the COVID-19 outbreak and severity of such outbreak in the United States; the pace of recovery following the COVID-19 outbreak; our ability to implement cost containment strategies; and the adverse effects of the COVID-19 outbreak on our business or the market price of our common stock. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com